EXHIBIT 99.2




Michael G. Bazinet                                 Mark A. Rozelle
Media Relations                                    Investor Relations
(203) 622-3549                                     (203) 622-3520


                 UST TO OFFER $400 MILLION OF SENIOR NOTES
                    AND INTENDS TO TERMINATE $1 BILLION
                       SENIOR SECURED CREDIT FACILITY

GREENWICH, Conn., July 9, 2002 -- UST Inc. (NYSE: UST) announced today that it intends to offer $400 million of 10-year senior notes due 2012. The company intends to repay $326 million of loans outstanding under an existing $1 billion senior secured credit facility, and will use a portion of the proceeds from this offering, together with funds presently held in a restricted account and operating accounts, to fund the balance of the judgment in the Conwood antitrust decision, should it ultimately be required to be paid.

The company also is in the process of negotiating an unsecured line of credit with various financial institutions that will be used to support commercial paper borrowings. Upon successful completion of these financial arrangements, the $1 billion senior secured credit facility will be terminated.

While it continues to pursue its appeals, the company anticipates that the termination of the $1 billion credit facility, along with the deposit of funds into the qualified settlement fund with the district court and the release of the court-imposed restrictions, will enable it to resume its stock repurchase program.

The offering is being made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to certain non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption.

                                   # # #

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is a leading producer and marketer of moist smokeless tobacco products including Copenhagen and Skoal. Other consumer products marketed by UST Inc. include premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label. Other consumer products marketed by various subsidiaries include Don Tomas and Astral premium cigars.